EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2004, with respect to the financial statements of Rio Grande Pipeline Company included in the Registration Statement and related Prospectus of Holly Energy Partners, L.P. for the registration of up to 7,000,000 common units representing limited partner interests.

Tulsa, Oklahoma
July 7, 2004

ERNST & YOUNG LLP

/s/ Ernst & Young LLP